Exhibit 99.2

LANDBRIDGE ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING AND CONCURRENT PRIVATE PLACEMENT AND FULL EXERCISE OF THE UNDERWRITERS’ OPTION TO PURCHASE ADDITIONAL SHARES

Houston, TX, July 1, 2024 – LandBridge Company LLC (“LandBridge”) closed its initial public offering of 16,675,000 Class A shares representing limited liability company interests (“Class A shares”) at a price to the public of $17.00 per Class A share, including the full exercise by the underwriters of their option to purchase an additional 2,175,000 Class A shares. The Class A shares began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “LB” on June 28, 2024. In addition to the Class A shares sold in the offering, LandBridge sold 750,000 Class A shares at a price of $17.00 per Class A share in a concurrent private placement to an accredited investor (the “concurrent private placement”). The sale of the Class A shares in the concurrent private placement are exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

LandBridge received net proceeds of approximately $270.9 million from the offering and concurrent private placement, after deducting underwriting discounts and commissions, placement agent fees and offering expenses.

Goldman Sachs & Co. LLC and Barclays acted as lead book-running managers for the offering. Additional book-running managers for the offering were Wells Fargo Securities, Citigroup, Piper Sandler and Raymond James. Janney Montgomery Scott, Johnson Rice & Company, Pickering Energy Partners, Texas Capital Securities, and Roberts & Ryan acted as co-managers for the offering. Goldman Sachs & Co. LLC also acted as the placement agent for the concurrent private placement.

A registration statement relating to the Class A shares offered in the initial public offering has been filed and was declared effective by the U.S. Securities and Exchange Commission on June 27, 2024 (the “Registration Statement”). The offering of these securities was made only by means of a prospectus that meets the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the prospectus related to these securities can be obtained from any of the following sources:

Goldman Sachs & Co. LLC

Attention: Prospectus Department

200 West Street

New York, NY 10282

Telephone:(866) 471-2526

prospectus-ny@ny.email.gs.com

Barclays Capital Inc.

Attention: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (888) 603-5847

barclaysprospectus@broadridge.com

About LandBridge

LandBridge owns approximately 220,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-basin in the Permian Basin, the most active region for oil and natural gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage oil and natural gas production and broader industrial development. Since its founding in 2021, LandBridge has served as one of the leading land management businesses within the Delaware Basin. LandBridge was formed by Five Point Energy LLC, a leading energy private equity firm with a successful track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin.

Important Information

The Registration Statement may be obtained free of charge at the SEC’s website at www.sec.gov under “LandBridge Co LLC.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Contact

Daniel Yunger / Jon Morgan / Nathaniel Shahan

Kekst CNC

kekst-landbridge@kekstcnc.com

Scott McNeely

Chief Financial Officer

LandBridge Company LLC

832-703-1433

Scott.mcneely@landbridgeco.com

SOURCE LandBridge Company LLC